Exhibit 99.1


    LHC Group Advises on Earnings Expectations for Second Quarter

    LAFAYETTE, La.--(BUSINESS WIRE)--July 25, 2007--LHC Group, Inc. (NASDAQ: LHCG), a premier provider of post-acute healthcare services primarily in rural markets, announced today that it will record a charge, which is expected to range from $2.0 to $2.5 million before taxes, of which $0.7 to $1.0 million before taxes will be charged to the three months ended March 31, 2007. It is anticipated that the remaining amount will be charged to the three months ended June 30, 2007. As a result of this charge, the Company will not meet the current analyst range estimate of $0.34 to $0.37 fully diluted earnings per share for the second quarter. As previously announced, the Company will release its final second quarter results on August 1, 2007.

    The charge relates to revenue and bad debt adjustments with respect to commercial patients in the Long-Term Acute Care Hospital (LTACH) setting. Commercial patients make up about 13% of the total patient mix in our LTACHs, which comprises about 2% of the Company's total revenues.

    Keith Myers, President and Chief Executive Officer of LHC Group, said, "In an effort to improve our processes and controls in billing and collections, during the second quarter of 2007, we engaged outside consulting expertise. The outside consultants have provided us with preliminary information that led management to determine that the Company had underestimated its revenue and bad debt adjustments related to certain commercial payers in our long-term acute care hospitals. Management is still in the process of reviewing the information provided by the outside consultants and our financial results for the quarter ended June 30, 2007."

    About LHC Group, Inc.

    LHC Group is a premier provider of post-acute healthcare services primarily in rural markets. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.


    CONTACT: LHC Group, Inc.
             Barry E. Stewart, 337-233-1307
             Executive Vice President and Chief Financial Officer